Contacts: Investors/Analysts
Julie Prozeller
FD
212-850-5721
alliancedata@fd.com

Media
Shelley Whiddon
Alliance Data
972-348-4310
Shelley.Whiddon@AllianceData.com

Laura Novak
FD
212-850-5682
Laura.Novak@fd.com

Alliance Data Reports Second-Quarter Results

*Double-Digit Revenue Growth Across All Business Segments
*GAAP EPS increases 63%, Core Diluted EPS increases 48%
*Final Late Fee Guidelines Released

Dallas, TX, July 21, 2010 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the second quarter 2010.

As discussed in the Company’s Form 8-K filed March 31, 2010, the new commercial presentation as prescribed by SEC Regulation S-X rule 503 changes previous classifications for loan losses and funding costs associated with the Company’s Private Label Services and Credit segment effective January 1, 2010. This change was made in conjunction with the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 860, Transfers and Servicing, and ASC 810, Consolidation (formerly known as Statement of Financial Accounting Standards Nos. 166 and 167). The impact is to increase the Company’s reported revenue and adjusted EBITDA on a go forward basis. Pro forma 2009 revenue and adjusted EBITDA conform to the 2010 presentation. There is no effect on 2009 income from continuing operations, net income or earnings per share data.

SECOND QUARTER SUMMARY
($’s in millions, except per share amounts)

	Three Months Ended June 30,
			Pro Forma
	2010	2009	2009(a)
Revenue
Income from continuing operations	47.3	28.4
Net income	47.3	29.4
Income from continuing operations per	$0.83	$0.49
diluted share
Net income per diluted share	$0.83	$0.51

Supplemental Non-GAAP Metrics:(b)
Adjusted EBITDA	$207.3	$122.5	$157.4
Core earnings per diluted share	$1.38	$0.93

(a)	Refer to our Form 8-K filed March 31, 2010 for the calculation of pro forma 2009 amounts.

(b)	See “Financial Measures” below for a discussion of adjusted EBITDA, core earnings per diluted share and other non-GAAP financial measures.

Second Quarter Consolidated Results: Revenue increased 12% to $669.8 million for the second quarter of 2010, the first double-digit increase in revenue since the fourth quarter of 2007. More specifically, the growth was balanced as revenue at the LoyaltyOne, Epsilon and Private Label Services and Credit segments grew 14%, 11% and 16%, respectively, from the second quarter of 2009.

Net income increased 61% to $47.3 million, and net income per diluted share increased 63% to $0.83 for the second quarter of 2010. Core earnings per diluted share increased 48% to $1.38 for the second quarter of 2010 exceeding the Company’s guidance of $1.30. The second quarter of 2009 included a $16 million foreign exchange loss on U.S. dollar denominated investments. Adjusting the second quarter of 2009 to exclude the aforementioned foreign exchange loss, net income, net income per diluted share and core earnings per diluted share increased 24%, 26% and 26%, respectively, for the second quarter of 2010.

Adjusted EBITDA increased 32% to $207.3 million for the second quarter of 2010. Excluding the aforementioned foreign exchange loss, adjusted EBITDA increased 20% for the second quarter of 2010. Adjusted EBITDA at the LoyaltyOne, Epsilon and Private Label Services and Credit segments grew 53%, 3% and 39%, respectively, from the second quarter of 2009. Consolidated, adjusted EBITDA margin increased to 30.9% for the second quarter of 2010, up from 26.4% in the second quarter of 2009.

Ed Heffernan, president and chief executive officer, commented, “During the quarter, positive momentum continued to build as shown by double-digit revenue growth in all three business segments. LoyaltyOne achieved its fourth consecutive quarter of positive issuance growth. Epsilon continued to see marketing spend return to its data business, which we augmented subsequent to quarter-end with the acquisition of the Direct Marketing Services (DMS) division of Equifax, Inc. Private Label Services & Credit benefitted from strong sales and portfolio growth, higher gross yields and better than expected loan losses. Importantly, we now have clarity regarding the final provisions of the CARD Act. This is the final piece to a distracting year for Private Label – new accounting rules, increased capital levels at our bank subsidiaries due to the new accounting rules, and, of course, the CARD Act. We have fully addressed the capital requirements in our bank subsidiaries and have provided cushion for growth. We have mitigated the initial impact from the CARD Act and are currently taking action to mitigate the final impact of the CARD Act. On a separate note, it does not appear that the Wall Street Reform Act will have a significant impact on us. We see the light at the end of the tunnel and we like what we see.

“Also worth reiterating, during and subsequent to the quarter end, we successfully completed several transactions that secured additional liquidity for our Private Label business. The Company now has available liquidity facilities totaling $7 billion to fund the $5 billion portfolio, which includes over $2 billion in excess liquidity to fund new growth or simply provide a liquidity cushion. The Company’s financial flexibility, conservative leverage ratio and ability to access the capital markets at favorable rates position Alliance Data well to continue to execute against its long-term strategy.”

SEGMENT REVIEW

LoyaltyOne: Revenue increased 14% to $192 million and adjusted EBITDA increased 53% to $59 million compared to the second quarter of 2009. The increase in revenue is primarily due to a stronger Canadian dollar. Adjusted EBITDA, excluding the foreign exchange loss from the second quarter of 2009, increased 8% compared to the second quarter of 2009 primarily due to a stronger Canadian dollar.

In local currency (Canadian), revenue was flat while adjusted EBITDA was down 6% compared to the second quarter of 2009, excluding the foreign exchange loss from the second quarter of 2009. Revenue and adjusted EBITDA were impacted by weak, lower margin AIR MILES issuances in late 2008 and early 2009, as a result of the prolonged recession in Canada. This decline in issuance has negatively impacted the breakage pool. In addition, margins on overall AIR MILES redemptions decreased as the amortization of deferred profit related to the conversion of a certain split-fee to non-split fee program declined CDN$7 million from the second quarter of 2009. Only a nominal amount of deferred profit remains at June 30, 2010. These items offset a 6% increase in redemption activity from the second quarter of 2009. The Company believes the decline in adjusted EBITDA is a timing issue that will recover as AIR MILES issuances and sponsor mix return to historical levels.

Importantly, key metrics for the AIR MILES Reward Program continue to move in the right direction. AIR MILES reward miles issued during the second quarter of 2010 increased 4% compared to the second quarter of 2009, representing the fourth consecutive quarter over quarter of growth. The growth rate of AIR MILES reward miles issued in the second quarter of 2010 is below historical growth rates of 7% — 8% primarily due to promotional activity in the grocer sector being down compared to the prior corresponding quarter. Promotional activity, which can vary by quarter based upon sponsors’ marketing strategies, generally remains stable on a yearly basis. As 2010 progresses, the Company expects AIR MILES reward miles issued to remain stable at growth of approximately 5% with potential upside if promotional activity increases in the grocer sector. In addition, AIR MILES reward miles redeemed during the second quarter of 2010 grew approximately 6% from the second quarter of 2009, down significantly from the growth in the first quarter of 2010. Redemption rates vary by quarter, but are trending consistent with the Company’s long-term expectations. The Company continuously monitors its breakage assumptions and modifies the AIR MILES Reward Program, as necessary, to track to an ultimate redemption rate of 72%. Not a single AIR MILES Reward Program vintage year from 1992 – 2009 has reached this ultimate redemption rate level.

During the quarter, LoyaltyOne announced multi-year sponsor and rewards supplier agreements with Ontario Power Authority, expanding its offering in the energy sector, and with Whirlpool Canada, providing an entry into the home appliance retail sector. LoyaltyOne also signed a multi-year renewal agreement with Pharmasave, a Canadian independent pharmacy and drugstore retailer. Lastly, the coalition loyalty program in Brazil remains on track, with currently 25 participating sponsors and approximately 300,000 members signed. A decision regarding further investment in the initiative is anticipated during the third quarter of 2010.

Epsilon: Revenue increased 11% to $137 million and adjusted EBITDA increased 3% to $31 million compared to the second quarter of 2009. Adjusted EBITDA margin decreased to 22.8% for the second quarter of 2010 primarily due to higher payroll costs. The higher headcount levels are needed to support expected revenue growth in the second half of 2010.

The database/digital businesses, which represent about two-thirds of Epsilon, continued their trend of double-digit organic revenue growth. Momentum in this group continues to build as, increasingly, large multi-national companies are directing a portion of their marketing spend to Epsilon due to the quantifiable benefits of transactional-based ROI micro-targeted marketing platforms. Record signings in 2009 continued into 2010 with two large client wins and three expansion agreements.

The remaining Epsilon business consists primarily of its data offering, which includes the large catalog coalition database, Abacus. Abacus achieved solid revenue growth during the second quarter of 2010 continuing the positive trend from the first quarter of 2010. The data sector continues to show positive momentum, signifying the growing demand that marketers have for rich insight to drive targeted marketing initiatives.

On July 1, 2010, the Company bolstered its data business by acquiring the Direct Marketing Services (DMS) division of Equifax, Inc. This division provides proprietary data-driven, integrated marketing solutions through two complementary offerings: database marketing and hosting, and data services including U.S. consumer demographic information. The benefits of this acquisition include:

•	New data sets, and verticals including telecommunications and financial services;

•	Additional scale in database development and hosting;

•	Additional clients including several Fortune 1000 companies;

•	Additional analytics and delivery optimization expertise; and

•	Experienced management to further strengthen Epsilon’s operational and solutions delivery excellence.

Overall, the outlook for Epsilon’s business remains strong as the major offerings continue to demonstrate positive momentum. Specifically, the database/digital business continues to reap the benefits of strong new client wins, producing a solid backlog for implementation throughout 2010. In addition, Abacus’ continued growth demonstrates a return to stability in retail and catalog marketing budgets. This trend suggests a positive economic outlook from these key verticals reinforcing the value of data-driven, ROI-based marketing strategies in the overall marketing mix. The DMS acquisition is not expected to materially benefit earnings in 2010, but is expected to be accretive in 2011 and beyond.

Private Label Services and Credit: Previously reported as separate segments, Private Label Services and Credit has been combined as one segment going forward (now “Private Label”) in order to simplify reported results and discussions thereof. The Private Label segment consists of four services: (1) network and processing; (2) high-end customer care and call centers; (3) database, loyalty and marketing services; and (4) credit.

Revenue increased 16% to $343 million and adjusted EBITDA increased 39% to $133 million compared to the second quarter of 2009. Adjusted EBITDA margin increased 600 basis points to 39% compared to the second quarter of 2009.

Key drivers for Private Label continue to be favorable.

•	Credit sales increased approximately 14% during the second quarter of 2010 compared to the same period last year;

•	Average accounts receivable increased approximately 21% compared to the same period last year;

•	Gross yield was 25.6% for the second quarter of 2010, up 70 basis points compared to the same period last year;

•	Net yield was 14.4% for the second quarter of 2010, up 350 basis points compared to the same period last year;

•	Delinquency rates, a good predictor of future losses, improved in all aging categories and, in total, improved to 5.4% of principal receivables from 5.9% in the second quarter of 2009; and

•	Principal charge-offs were 9.0% of average total receivables for the quarter, improving from 10.0% for the same quarter last year.

Our loan loss reserve at June 30, 2010 was $527 million or 10.5% of ending total receivables, covering anticipated charge-offs of 9.5% and 1.0% for principal and finance charge income, respectively. This percentage is down 30 basis points from the first quarter of 2010, which is less than the sequential quarter improvement of 40 basis points in principal charge-offs. Principal charge-off rates have been declining over the last year as, due to the length and severity of the recession, there is no longer a direct correlation between loan loss rates and unemployment levels. While the unemployment rate remains high, many people have been unemployed a sufficient period of time to cycle out of the credit system. Accordingly, the Company expects continued improvement for the remainder of 2010.

A significant regulatory event occurred during the quarter. On June 15, 2010, the Federal Reserve Board released the final guidelines on late fees that can be charged by financial institutions. This was the last piece of the CARD Act to be implemented and is effective August 22, 2010.

Previously, in anticipation of the late fee guidelines, the Company modified cardholder terms to include a $1 processing fee to offset the impact of any decline in average late fees charged. However, the final guidelines proved to be less restrictive than initially expected as they provide for: 1) a $25 maximum late fee compared to our original expectation of $20, and 2) late fees to be charged in excess of the $25 maximum for repeat offenses within a six month period. Accordingly, the Company has decided to suspend the $1 processing fee previously scheduled for implementation this summer as it is disproportionate to the anticipated impact to average late fees from the final rules. The decision was made for the following business reasons:

1.	The final CARD Act rules were less onerous than previously anticipated;

2.	The decline in average late fees can be offset by changing the current fee structure;

3.	Suspension of the processing fee reduces future potential regulatory risk; and

4.	The Company does not intend to profit from the CARD Act and wants to avoid any misinterpretation along those lines.

Instead, the Company will marginally increase minimum payments and modify existing late fee structures to maintain the current average late fee of approximately $25. The mailing of revised cardholder terms will be made as early as August 2010, to be effective for billing cycles beginning in November 2010.

Heffernan stated, “Simply put, suspending the processing fee was the right business decision to ensure continued long-term success in our Private Label segment. The lost processing fee revenue will create an earnings “air-pocket” for 2010, but will not impact 2011 as the negative impact to late fees will be fully restored by the end of 2010. We also made the decision to relocate our national bank’s headquarters to Wilmington and join the many other national banks operating out of Delaware. This move provides us additional flexibility to manage the Company’s credit card programs going forward. Overall, we believe these decisions better position Private Label for the future with only a moderate, one-time financial impact to 2010.”

Liquidity

Corporate liquidity remains strong at approximately $400 million, representing $150 million of cash outside the Company’s bank subsidiaries and $250 million of available borrowing capacity. The key covenant ratio, core debt to operating cash flow, was 2.5 to 1 at June 30, 2010, substantially below the covenant ratio of 3.75 to 1.

On July 18, 2010, the Company amended its revolving credit and term loan agreements to conform the affirmative covenant calculations to the new accounting requirements for Private Label. The change in method of calculation does not materially impact the resulting ratios. In addition, the Company amended its term loan agreement to eliminate the quarterly amortization of principal set to begin June 30, 2010 and replace it with a single principal payment at maturity of the term loan on March 30, 2012. Interest payments continue to be made as originally scheduled. The modification was made to conform to the terms of a new $200 million term loan, which is expected to close by July 29, 2010. The new term loan, net of the DMS acquisition completed July 1, 2010, will add incremental liquidity of approximately $80 million at closing.

At the bank subsidiary level, excess liquidity totals $2.6 billion as of June 30, 2010. During the second quarter of 2010, two financings in the bank subsidiaries’ securitization trusts were completed and announced. The Company’s private label credit card banking subsidiary, World Financial Network National Bank, completed the renewal of its $1.2 billion conduit facility, and the Company also renewed a $275 million conduit facility for its Utah industrial bank subsidiary, World Financial Capital Bank. The facilities, which fund both existing and new private label credit card programs, currently finance less than $750 million in card assets, providing a large source of untapped liquidity to fund growth and/or portfolio acquisitions. Terms reflect improving spreads in today’s marketplace. Private Label currently employs three sources of funding for its roughly $5.0 billion portfolio, representing approximately 100 brands: FDIC insured CDs; private conduit facilities; and term asset-backed securitizations.

Subsequent to quarter-end, on July 8, 2010, World Financial Network National Bank, through a securitization trust, issued $450 million of public, fixed-rate, term asset-backed securities. The securities consist of four series of notes rated AAA through BBB with an average life of five years and carry a weighted average fixed rate of just under 5 percent. This transaction concludes all scheduled financings for 2010.

For the year-to-date period ended July 16, 2010, the Company has acquired 1,068,500 of its outstanding common shares for aggregate consideration of $60.4 million. The share repurchase program continues to be a viable use of liquidity to cover dilution in the Company’s fully diluted share count and to temper short-term market influences.

2010 Third Quarter and Full-Year Outlook

Third Quarter 2010: The Company expects double-digit consolidated revenue growth with the potential for each of the three segments to generate double-digit growth compared to the prior year’s third quarter. Private Label and Epsilon are expected to provide positive, double-digit adjusted EBITDA growth. LoyaltyOne is expected to report a year-over-year decline in adjusted EBITDA primarily due to the run-off of deferred profit related to the conversion of a certain split-fee to non-split fee program. Overall, the Company expects a solid third quarter with core earnings per diluted share of approximately $1.52, an increase of 10% versus the prior year’s third quarter. The third quarter of 2009 included a $0.20 benefit from the release of tax reserves related to uncertain tax positions, which were resolved during that quarter. Adjusting the third quarter of 2009 to exclude the aforementioned benefit, guidance for the third quarter of 2010 reflects an increase of approximately 28%.

Full Year: Overall the year is progressing very well. Year-to-date, Epsilon revenue and adjusted EBITDA are up 9% and 12%, respectively, which is consistent with the Company’s 2010 guidance. Key drivers in Private Label continue to be solid — the APR increase in March 2010 has added approximately 1% to gross yield; credit losses are steadily improving; and funding costs are trending downward as the securitization market continues to improve. These factors should increase net yield as the year progresses. Lastly, as expected, LoyaltyOne’s adjusted EBITDA is tracking down in the second half of 2010 due to timing issues previously discussed.

The Company’s initial 2010 guidance assumed the rollout of the $1 processing fee early in the third quarter of 2010 as a primary offset to the anticipated impact of the CARD Act requirements to 2010. As noted previously, the Company has suspended this rollout. Without the benefit of the $1 processing fee, the CARD Act requirements are expected to lower the Company’s reported core earnings per diluted share by approximately $0.30 in 2010. This is due to the timing gap between when the $1 processing fee was scheduled to roll out and when the new cardholder terms can become effective. This short-term impact places downward risk on the Company’s 2010 original core earnings per diluted share guidance of $6.00. Within Private Label, the Company believes operating cost reductions, lower funding costs on credit card receivables and the potential for better than anticipated loan loss rates can offset some of this impact. Accordingly, the new core earnings per diluted share guidance is a range of $5.70 — $6.00 for 2010.

2011: The initial impact of the CARD Act adoption in February 2010 was fully mitigated by an APR increase in March 2010. The final impact of the CARD Act, which will be effective in August 2010, is expected to be fully mitigated by November 2010. Accordingly, the Company does not expect any impact from the CARD Act in 2011. Currently, the Company’s outlook for 2011 is positive with initial estimates of a 20% to 25% increase in core earnings per diluted share from 2010. Official 2011 guidance is expected to be given in October 2010.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, core earnings and core earnings per diluted share. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on July 21, 2010 at 5:00 p.m. (Eastern Time) to discuss the Company’s second quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “86727189”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on July 28, 2010.

About Alliance Data

Alliance Data (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue	$669.8	$457.5	$1,333.3	$937.0
Operating expenses:
Cost of operations	379.2	345.8	761.5	694.4
Provision for loan losses	95.7	–	184.6	–
Depreciation and amortization	34.5	31.0	68.6	60.4

Total operating expenses	509.4	376.8	1,014.7	754.8

Operating income	160.4	80.7	318.6	182.2
Interest expense, net:
Securitization funding costs	43.6	–	85.2	–
Interest expense on certificates of deposit	7.6	6.8	16.2	13.2
Interest expense on long-term and other debt, net	32.7	27.4	65.2	52.2

Total interest expense, net	83.9	34.2	166.6	65.4

Income from continuing operations before income taxes	76.5	46.5	152.0	116.8
Income tax expense	29.2	18.1	58.0	45.4

Income from continuing operations	47.3	28.4	94.0	71.4
Income (loss) from discontinued operations, net of taxes	–	1.0	–	(14.1)

Net income	$47.3	$29.4	$94.0	$57.3

Per share data:
Basic – Income from continuing operations	$0.89	$0.50	$1.78	$1.21
Basic – Income (loss) from discontinued operations	–	0.02	–	(0.24)

Basic – Net income	$0.89	$0.52	$1.78	$0.97

Diluted – Income from continuing operations	$0.83	$0.49	$1.67	$1.20
Diluted – Income (loss) from discontinued operations	–	0.02	–	(0.24)

Diluted – Net income	$0.83	$0.51	$1.67	$0.96

Weighted average shares outstanding – basic	53.2	56.9	52.8	59.0
Weighted average shares outstanding – diluted	56.8	57.8	56.1	59.7

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED BALANCE SHEET
(In millions)
(Unaudited)

	As of	As of	As of
	June 30,	December 31,	June 30,
	2010	2009	2009
ASSETS
Cash and cash equivalents	$250.3	$213.4	$118.4
Credit card receivables, net	4,516.6	616.3	433.7
Redemption settlement assets(1)	476.6	574.0	524.7
Intangible assets, net	283.1	316.6	273.3
Goodwill	1,162.0	1,166.3	1,145.2
Other assets	1,358.0	2,339.1	1,874.1

Total assets	$8,046.6	$5,225.7	$4,369.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,127.6	$1,146.1	$1,028.4
Certificates of deposit	1,098.9	1,465.0	797.8
Asset backed securities debt	3,352.8	–	–
Debt(2)	1,813.7	1,782.4	1,732.6
Other liabilities	618.8	559.4	551.7

Total liabilities	8,011.8	4,952.9	4,110.5
Stockholders’ equity	34.8	272.8	258.9

Total liabilities and stockholders’ equity	$8,046.6	$5,225.7	$4,369.4

(1)	LoyaltyOne redemption settlement assets aggregate $551 million at June 30, 2010. LoyaltyOne’s $74 million investment in retained interests in the World Financial Network National Bank trusts has been eliminated in consolidation under ASC 860.

(2)	Included in debt is a discount of $266.9 million, $299.1 million and $329.5 million as of June 30, 2010, December 31, 2009 and June 30, 2009, respectively, associated with the Company’s adoption of an accounting standard associated with its convertible debt.

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	Change	2010	2009	Change
Segment Revenue:
LoyaltyOne	$191.5	$167.4	14%	$391.2	$328.0	19%
Epsilon	137.0	123.0	11%	263.3	240.6	9%
Private Label Services and Credit	343.3	156.8	119%	682.5	346.0	97%
Corporate/Other	0.4	10.3	nm	1.2	22.4	nm
Intersegment	(2.4)	–	nm	(4.9)	–	nm

	$669.8	$457.5	46	$1,333.3	$937.0	42%

Segment Adjusted EBITDA:
LoyaltyOne	$58.7	$38.4	53%	$112.3	$93.3	20%
Epsilon	31.3	30.4	3%	58.6	52.5	12%
Private Label Services and Credit	133.2	61.0	118%	272.9	148.5	84%
Corporate/Other	(14.3)	(7.3)	96%	(30.2)	(20.0)	51%
Intersegment	(1.6)	–	nm	(3.4)	–	nm

	$207.3	$122.5	69%	$410.2	$274.3	50%

Key Performance Indicators:
Private Label statements generated	35.6	31.2	14%	71.8	63.0	14%
Average receivables	$4,992.0	$4,136.7	21%	$5,088.6	$4,187.6	22%
Credit sales	$2,220.5	$1,944.3	14%	$4,073.2	$3,492.4	17%
AIR MILES Reward Miles issued	1,165.1	1,122.6	4%	2,202.8	2,108.8	4%
AIR MILES Reward Miles redeemed	801.1	757.0	6%	1,694.3	1,544.0	10%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
EBITDA and Adjusted EBITDA:
Income from continuing operations	$47.3	$28.4	$94.0	$71.4
Income tax expense	29.2	18.1	58.0	45.4
Total interest expense, net	83.9	34.2	166.6	65.4
Depreciation and other amortization	16.6	15.2	32.9	30.3
Amortization of purchased intangibles	17.9	15.8	35.7	30.1

EBITDA	194.9	111.7	387.2	242.6
Stock compensation expense	12.4	10.7	23.0	28.7
Merger and other costs	–	0.1	–	3.0

Adjusted EBITDA	$207.3	$122.5	$410.2	$274.3

Core Earnings:
Income from continuing operations	$47.3	$28.4	$94.0	$71.4
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense	12.4	10.7	23.0	28.7
Amortization of purchased intangibles	17.9	15.8	35.7	30.1
Non-cash interest expense(1)	18.8	14.0	37.3	26.1
Merger and other costs	–	0.1	–	3.0
Income tax effect (2)	(17.8)	(15.0)	(34.9)	(31.6)

Core earnings	$78.6	54.0	$155.1	127.7

Weighted average shares outstanding – diluted	56.8	57.8	56.1	59.7
Core earnings per share – diluted	$1.38	$0.93	$2.76	$2.14

(1)	Represents amortization of imputed interest expense associated with our convertible debt and related amortization of debt issuance costs.

(2)	Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense, merger and other costs) using the Company’s effective tax rate of 38.2% for the three and six month periods ended June 30, 2010. The effective rate for the three and six month periods ended June 30, 2009 was 38.9%.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended June 30, 2010
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$50.2	$6.2	$2.3	$–	$58.7
Epsilon	11.0	18.1	2.2	–	31.3
Private Label Services and Credit	122.9	8.5	1.8	–	133.2
Corporate/Other	(22.1)	1.7	6.1	–	(14.3)
Intersegment	(1.6)	–	–	–	(1.6)

	$160.4	$34.5	$12.4	$–	$207.3

	Three Months Ended June 30, 2009
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$31.1	$5.0	$2.3	$–	$38.4
Epsilon	10.7	17.8	1.9	–	30.4
Private Label Services and Credit	53.5	5.8	1.7	–	61.0
Corporate/Other	(14.6)	2.4	4.8	0.1	(7.3)

	$80.7	$31.0	$10.7	$0.1	$122.5

	Six Months Ended June 30, 2010
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$95.5	$12.3	$4.5	$–	$112.3
Epsilon	18.3	36.1	4.2	–	58.6
Private Label Services and Credit	252.4	17.0	3.5	–	272.9
Corporate/Other	(44.2)	3.2	10.8	–	(30.2)
Intersegment	(3.4)	–	–	–	(3.4)

	$318.6	$68.6	$23.0	$–	$410.2

	Six Months Ended June 30, 2009
		Depreciation and	Stock Compensation	Merger and Other	Adjusted EBITDA
	Operating Income	Amortization	Expense	Non-Routine Costs	(1)
LoyaltyOne	$77.0	$10.0	$6.3	$–	$93.3
Epsilon	13.5	33.8	5.2	–	52.5
Private Label Services and Credit	131.9	11.9	4.7	–	148.5
Corporate/Other	(40.2)	4.7	12.5	3.0	(20.0)

	$182.2	$60.4	$28.7	$3.0	$274.3

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.